EXCHANGE AGREEMENT

     EXCHANGE AGREEMENT ("Agreement"), dated as of February 8, 2001, between Dobson Communications Corporation, an Oklahoma corporation (the "Company"), and AT&T Wireless Services, Inc., a Delaware corporation ("AWS"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto under the Purchase Agreement (defined below).

     WHEREAS, each of the Company and AWS are parties the Stock Purchase Agreement, dated as of November 6, 2000, between such same parties (as such agreement was amended pursuant to Amendment No. 1 to Stock Purchase Agreement of even date herewith between the Company and AWS, the "Purchase Agreement"), pursuant to which, among other things, AWS agreed to purchase from the Company, and the Company agreed to issue and sell to AWS, 200,000 shares of the Company's Series AA Preferred;

     WHEREAS, as a condition to the Closing of the Transactions contemplated under the Purchase Agreement and the obligations of the parties with respect thereto, AWS required the Company to grant to AWS, and the Company desired to provide AWS with, the exchange rights with respect to the Series AA Preferred specified herein;

     NOW, THEREFORE, for good and valid consideration, the receipt of which is hereby acknowledged, each of the parties hereto, intending legally to be bound, agrees as follows:

     1. Mandatory Exchange Obligation. As soon as AWS may lawfully own shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Convertible Preferred"), without creating an FCC Conflict with respect to Oklahoma 5 (such date being referred to as the "Exchange Date"), each share of Series AA Preferred owned by AWS shall be exchanged (the "Exchange") for a single share of Series A Convertible Preferred. The Company covenants and agrees to maintain in reserve at all times during which the foregoing exchange obligation is in effect a sufficient number of authorized but unissued shares of Series A Convertible Preferred to fulfill its obligations hereunder.

     2. AWS to Resolve Potential Oklahoma 5 FCC Conflict. From and after the Closing Date, AWS shall use commercially reasonable efforts to sell, transfer or assign ownership of its interest in the FCC License for Oklahoma 5 as promptly as practicable or otherwise take action such that AWS' ownership of 200,000 shares of Series A Convertible Preferred as contemplated in the Purchase Agreement will not create an FCC Conflict with respect to Oklahoma 5.

     3. Notice; Exchange of Shares. Each party hereto hereby agrees to provide the other party (the "Non-Asserting Party") with written notice (the "Exchange Notice") promptly after becoming aware that the Exchange Date has occurred (such party who delivers an Exchange Notice may some times hereinafter be referred to as the "Asserting


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Party"). Such Exchange Notice shall include a certification by the Asserting
Party that the Exchange Date has occurred.

     (a) In the event that the Company is the Asserting Party, if the Non-Asserting Party does not deliver to the Asserting Party written notice (the "Dispute Notice") disputing the Asserting Party's claim that the Exchange Date has occurred, together with an opinion of the Non-Asserting Party's FCC counsel supporting the Non-Asserting Party's claim, within five (5) business days after receipt of the Exchange Notice (such period being referred to as the "Dispute Period"), the exchange of Series AA Preferred for shares of Series A Convertible Preferred as of the Exchange Date shall have been effected and deemed to have occurred automatically, without any further action required of the parties hereto. Within three (3) business days following the expiration of the Dispute Period, assuming a Dispute Notice, together with the required opinion of FCC counsel, is not delivered during the Dispute Period, the Company shall (i) deliver to AWS a share certificate, in the form attached hereto as Exhibit A, for the number of and representing the shares of Series A Convertible Preferred acquired by AWS in the exchange and (ii) update its books and records (including without limitation its stock ledger) to reflect the exchange.

     (b) In the event that AWS is the Asserting Party, the exchange of Series AA Preferred for shares of Series A Convertible Preferred as of the Exchange Date shall have been effected and deemed to have occurred automatically, without any further action required of the parties hereto. Within three (3) business days after receipt of the Exchange Notice, the Company shall (i) deliver to AWS a share certificate, in the form attached hereto as Exhibit A, for the number of and representing the shares of Series A Convertible Preferred acquired by AWS in the exchange and (ii) update its books and records (including without limitation its stock ledger) to reflect the exchange.

     4. Unconditional Obligations of the Parties. Each of the Company and AWS acknowledges and agrees that the obligations of it under Sections 1 through 3 hereof constitute irrevocable and unconditional obligations, and shall not be subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever. By way of amplification , and not in limitation of the foregoing, the Company further acknowledges and agrees to fulfill its obligations in respect of the exchange described in Sections 1 and 3 above regardless of any claims it may have against AWS or any other Person (whether or not related to the Transactions) and regardless of the existence or non-existence of any facts or circumstances (whether or not such facts or circumstances existed as of the date hereof or were then known by the Company).

     5. Further Assurances. Upon the request of either AWS or the Company, the other party hereto shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of exchange, assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such Person in order to effectuate the purposes of this Agreement.


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     6. Tax Treatment. Each of the Company and AWS agrees that the Exchange provided for hereunder is, and to report such Exchange as, a tax-free exchange under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and each such party agrees to not take any contrary position.

     7. Miscellaneous.

     (a) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

     (b) Waiver of Compliance; Consents. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this 7(b).

     (c) Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including overnight courier service) against receipt, by facsimile transmission with confirmation of receipt produced by the machine used to transmit the facsimile, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

                  If to AWS, to:

                           AT&T Wireless Services, Inc.
                           7277 164th Avenue N.E.
                           Redmond, Washington  98052
                           Attention: Joseph E. Stumpf
                           Telephone: (425) 580-5949
                           Facsimile:  (425) 580-8405


                  With a copy to:

                           Friedman Kaplan Seiler & Adelman LLP
                           875 Third Avenue
                           New York, New York  10022
                           Attention: Matthew Haiken, Esq.
                           Telephone: (212) 833-1100
                           Facsimile:  (212) 355-6401


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                  If to the Company, to:

                           Dobson Communications Corporation
                           13439 N. Broadway Extension
                           Suite 200
                           Oklahoma City, Oklahoma 73114
                           Attention: Everett Dobson, President
                           Telephone: (405) 529-8515
                           Facsimile:  (405) 529-8305

                  With a copy to:

                           Edwards & Angell, LLP
                           2800 Financial Plaza
                           Providence, Rhode Island 02903
                           Attention: David Duffell, Esq.
                           Telephone: (401) 276-6586
                           Facsimile:  (401) 276-6602

     (d) Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns. Neither the Company nor AWS may assign its rights and obligations hereunder without the prior written consent of the other party; provided, however, that AWS may, without such consent, assign its right, title and interest in, to and under this Agreement to a wholly owned subsidiary of AT&T Corp., but shall remain responsible for its obligations hereunder. Any assignment in violation of this Section 7(d) shall be null and void and without any force or effect.

     (e) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties hereto hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County, the City and the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement, waive any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (g) Entire Agreement. This Agreement, including the exhibit hereto, together with the other Transaction Documents, embody the entire agreement and understanding


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of the parties hereto in respect of the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

     (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Courts.

     (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     (k) Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             DOBSON COMMUNICATIONS CORPORATION

                                             By:______________________________
                                                  Name:
                                                  Title:

                                             AT&T WIRELESS SERVICES, INC.

                                             By:______________________________
                                                  Name:
                                                  Title:





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                                    EXHIBIT A

              Form of Certificate of Series A Convertible Preferred